Exhibit 99.1

Clarivate Announces Final Results of Offer to Purchase for Cash Certain of its Outstanding Debt Securities

LONDON, September 24, 2026: Clarivate Plc (NYSE: CLVT) ("Clarivate"), a leading global provider of transformative intelligence, today announced the expiration and final results of its previously announced cash tender offer (the "Offer") by its wholly-owned subsidiary, Clarivate Science Holdings Corporation (the “Company”), to purchase the outstanding 3.875% Senior Secured Notes due 2028 (the "Notes") for aggregate principal amount of up to $75,000,000 (the “Maximum Amount”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 17, 2026 (the "Offer to Purchase") and any related documents (collectively with the Offer to Purchase, the "Tender Offer Documents"). Capitalized terms used but not defined in this press release have the meanings given to them in the Offer to Purchase.

The Offer expired at 5:00 p.m., New York City time, on September 23, 2026 (such time and date, the "Expiration Date"). Withdrawal rights for the Offer expired at the Expiration Date, and accordingly, Notes validly tendered in the Offer may no longer be withdrawn except where additional withdrawal rights are required by law.

At the Expiration Date, according to information provided by Global Bondholder Services Corporation, the tender and information agent for the Offer (the "Tender and Information Agent"), the aggregate principal amount of Notes validly tendered and not validly withdrawn pursuant to the Offer and the aggregate principal amount of Notes accepted for purchase, are set forth in the table below.

Notes	Issuer	CUSIP / ISIN Number(1)	Aggregate Principal Amount Outstanding Prior to Tender Offer	Total Consideration(2)	Aggregate Principal Amount Tendered	Aggregate Principal Amount Accepted	Proration Factor(3)
3.875% Senior Secured Notes due 2028	Clarivate Science Holdings Corporation	144A: 18064P AC3 / US18064PAC32 Reg S: U1800Q AC3 / USU1800QAC34	$825,000,000	$975.15	$665,198,000	$75,000,000	11.3%

(1)	No representation is made as to the correctness or accuracy of the CUSIP or ISIN numbers listed above.

(2)	Represents the total consideration for the Notes (the "Total Consideration") payable per each $1,000 principal amount of Notes validly tendered and accepted for purchase in the Offer. The Total Consideration for the Notes was determined at 2:00 p.m., New York City time, on September 23, 2026, in the manner described in the Tender Offer Documents.

(3)	In accordance with the terms of the Offer to Purchase, the Notes accepted for purchase are subject to proration so that the Company accepts for purchase the Notes for aggregate principal amount of up to the Maximum Amount. The final proration factor has been rounded to the nearest tenth of a percentage point for presentation purposes.

All conditions to the Offer were satisfied or waived on or prior to the Expiration Date. On the "Settlement Date" of September 25, 2026, Holders whose Notes have been accepted for purchase will also receive an Accrued Coupon Payment. The Notes validly tendered but not accepted for purchase will be returned promptly to the tendering Holders in accordance with the Offer to Purchase.

Citigroup Global Markets Inc. served as dealer manager (the "Dealer Manager") for the Offer. Global Bondholder Services Corporation served as the Tender and Information Agent for the Offer. For additional information, please contact: Citigroup Global Markets Inc. at +1 (800) 558-3745 (toll-free) or +1 (212) 723-6106 (collect). Requests for documents and questions regarding the tendering of Notes may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 (for banks and brokers only) and (855) 654-2015 (for all others toll-free) or to the Dealer Manager at its telephone number. Copies of the Offer to Purchase are available at: https://www.gbsc-usa.com/clarivate/. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The Offer was made only by and pursuant to the terms of the Offer to Purchase and only to such persons and in such jurisdictions as is permitted under applicable law. The information in this press release is qualified by reference to the Offer to Purchase.

Forward-Looking Statements

This release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions, or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the “safe harbor provisions” of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all matters that are not historical facts, including statements relating to our intentions, beliefs, or current expectations concerning, among other things, the completion of the Offer. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” or “should” or, in each case, their negative or other variations or comparable terminology. Such forward-looking statements are based on available current market material and management’s expectations, beliefs, and forecasts concerning future events impacting us. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in Item 1A. Risk Factors in our annual report on Form 10-K, along with our other filings with the U.S. Securities and Exchange Commission (“SEC”). There can be no assurance that future developments affecting us will be those that we have anticipated. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Please consult our public filings with the SEC, which are also available on our website at www.clarivate.com.

About Clarivate

Clarivate is a leading global provider of transformative intelligence. We offer enriched data, insights & analytics, workflow solutions and expert services in the areas of Academia & Government, Intellectual Property, and Life Sciences & Healthcare. For more information, please visit www.clarivate.com.

Media Contact:

Amy Bourke-Waite, Senior Director, Communications & Brand

newsroom@clarivate.com

Investor Relations Contact:

Mark Donohue, Vice President, Investor Relations

investor.relations@clarivate.com